Exhibit 10.1

First Data Corporation

Bonus Plan

1. PURPOSE OF THE PLAN. The First Data Corporation Bonus Plan (the "Plan") is hereby established effective January 1, 2009 pursuant to authority delegated to the Compensation and Benefits Committee of the First Data Corporation (the "Company"), Board of Directors. The Plan is designed to encourage teamwork and individual performance among eligible employees of the Company and its controlled group subsidiaries by providing annual incentive compensation based upon the achievement of specified financial performance measures, to advance the interests of the Company and its subsidiaries by attracting and retaining key employees, and to reward contributions made by such key employees in optimizing long-term value to the Company's shareholders by connecting a portion of each such employee's total potential cash compensation to the attainment of company financial goals and individual performance standards. The Bonuses payable under the Plan are not intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1 "Base Salary" means a Participant's pay received during a Measurement Period without taking into account (i) any deferrals of income, (ii) any incentive compensation, or (iii) any other benefits paid or provided under any of the Company's other employee benefit plans. Commissions, overtime, differential pay, reimbursements, or any form of compensation not paid to the Participant on each regularly scheduled payday shall not be included in "Base Salary" for purposes of this Plan.

2.2 "Bonus" means the incentive compensation award made to a Participant under the Plan by the business entity employing the Participant.

2.3 "Bonus Pool(s)" mean the aggregate Bonuses payable under the Plan to one or more groups of Participants based upon the Target Bonus Percentages assigned to the Participants in such group(s) for a Measurement Period and the achievement of the Corporate Performance Measures and-or the Division or Business Unit Performance Measures established by the Company for such group(s) with respect to such Measurement Period. If the Company determines, in its sole discretion, to establish Division or Business Unit Performance Measures with respect to a Measurement Period, the Company may calculate separate Bonus Pools for each division or business unit with respect to which separate performance measures have been established. The Company has sole and absolute discretion to calculate the amount of the Bonus Pools for purposes of the Plan for any given Measurement Period, and its determinations shall be final and binding on all parties.

2.4 "Corporate Performance Measures" means specified levels of earnings per share, the attainment of a specified price of the Company's common stock, EBITDA Target, operating profit, return to stockholders (including dividends), return on equity, earnings, revenues, market share, cash flow, cost reduction goals, economic value added, corporate objectives, or any combination of the foregoing, or any other financial measure of company performance as selected by the Company for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted for nonrecurring and non-operating expense and income items or as otherwise determined by the Company in its sole discretion. The Company has sole and absolute discretion to calculate corporate financial performance based upon the selected Corporate Performance Measures for purposes of the Plan for any given Measurement Period, and its determinations shall be final and binding on all parties.

2.5 "Division or Business Unit Performance Measures" mean specified levels of revenue, operating profit, market share, pretax return on total capital, cost reduction goals, economic value added, division or business unit objectives, or any combination of the foregoing, or any other financial measure of business unit and-or division performance as selected by the Company for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted for nonrecurring and non-operating expense and income items or otherwise as determined by the Company in its sole discretion. The Company has sole and absolute discretion to calculate division or business unit financial performance based upon the selected Division or Business Unit Performance Measures for purposes of the Plan for any given Measurement Period, and its determinations shall be final and binding on all parties.

2.6 "EBITDA Target" means specified levels of Company earnings before interest, taxes, depreciation, and amortization, as may be adjusted for nonrecurring and non-operating expense and income items or as otherwise determined by the Company in its sole discretion. The Company has sole and absolute discretion to calculate the EBITDA Target for purposes of the Plan for any given Measurement Period, and its determinations shall be final and binding on all parties.

2.7 "Individual Performance Rating" means the individual performance rating of a Participant achieved for the applicable Measurement Period, as determined by the Participant's employer in its sole discretion.

2.8 "Measurement Period" means the Plan Year or such other period as may be established from time to time by the Company.

2.9 "Misconduct" shall include any actions contrary to or in violation of the Company's policies, procedures, values, or Code of Conduct, including but not limited to (i) theft, dishonesty or other irregularities impacting the Company, such as the falsification of any company records and lying during an investigation; (ii) damage, loss or destruction of company, employee or customer property due to negligent or intentional acts; (iii) unauthorized removal from company premises or use of property belonging to the company without the appropriate level of approval; (iv) substance abuse on the premises or being under the influence of intoxicants that may negatively impact work performance; (v) disruptive behavior or harassment of co-workers including, but not limited to, unwillingness or inability to work in harmony with others, discourtesy or conduct inappropriate to the company's work environment; (vi) fighting, gambling, disorderly conduct or misconduct, physical or verbal aggression (including, but not limited to, using profane, obscene or abusive language; threatening, intimidating, harassing or coercing others; or carrying weapons while on company premises or at company sponsored functions); or (vii) engaging in any activity inconsistent with the company's stated compliance with state, federal, and other laws governing the conduct of company business.

2.10 "Participant" means (a) a regular full or part time employee of the Company or any of its controlled group subsidiaries who is not eligible for overtime pay under provisions of the Fair Labor Standards Act, (b) who is not eligible to participate in any other short-term incentive compensation, bonus, variable pay or commission plan or program of the Company or of its controlled group subsidiaries, (c) who is identified as an employee eligible to participate in this Plan by the employee's business or staff unit Senior Vice President of Human Resources either at the beginning of a Measurement Period or who is hired, transferred, or promoted to an eligible position during a Measurement Period who is so identified, and (d) who timely executes and returns to the Company an acknowledgment of participation (or similar document). Selection for participation in the Plan is solely at the discretion of the Company.

2.11 "Plan Administrator" means the Employee Benefits Committee of First Data Corporation.

2.12 "Plan Year" means a period of one year, commencing each January 1 and ending on the following December 31, or such other period as may be established from time to time by the Company.

2.13 "Retire" means a Participant's termination of employment with the Company or any of its controlled group subsidiaries for reasons other than death, total disability or for Misconduct at any time after the Participant has attained age 65 or attained age 55 with 10 or more complete Years of Service (as defined in the Company's Incentive Savings Plan).

2.14 "Target Bonus Percentage" means the percentage of Base Salary (or dollar amount) assigned to a Participant in the Plan resulting in a target Bonus award for such Participant for a given Measurement Period, assuming satisfaction of the applicable performance measures for such Measurement Period and as determined by the Participant's employer in its sole discretion. Depending upon a Participant's Individual Performance Rating, a Participant may receive no Bonus award at all, or a Bonus award that is less than or more than the amount derived from the Participant's Target Bonus Percentage.

3. ESTABLISHMENT OF PERFORMANCE MEASURES AND DETERMINATION OF BONUS PAYMENTS.

3.1 With respect to each Measurement Period, the Company shall identify Corporate Performance Measures and, if appropriate in its discretion, Division or Business Unit Performance Measures to be applied to such Measurement Period , provided that the Company may change the performance measures applicable to a Measurement Period at any time in its sole discretion without prior consent by or notice to any Participant. The Company may establish threshold performance levels which must be achieved at either or both the Corporate level or the division-business unit level before any Bonus is payable under this Plan. The Company or, if applicable, the controlled group subsidiary employing each Participant shall establish measures and standards applicable to the determination of each Participant's Individual Performance Rating and shall determine each Participant's Target Bonus Percentage for a Measurement Period.

3.2 As soon as practicable after the end of each Measurement Period, the Company shall i) review and evaluate the Corporate Performance Measures and Division or Business Unit Performance Measures (if applicable); ii) determine the extent to which the measures have been satisfied and the appropriate amounts of the Bonus Pools established as a result; and iii) apply the overachievement or underachievement percentages . Provided that the applicable measures are satisfied at or above the threshold performance levels established by the Company (if any), the amount of the Bonus payable to each Participant under the Plan shall be determined by application of the Participant's Individual Performance Rating, as determined by the employer of such Participant in its sole discretion, to the applicable Target Bonus Percentage for such Measurement Period, or in such other manner as the Company shall determine in its sole discretion. Notwithstanding anything in the foregoing to the contrary, the Company shall have the sole and absolute discretion to reduce or increase the amount of any Bonus otherwise payable under the Plan or to determine that no Bonus shall be payable to a Participant under the Plan.

3.3 Under no circumstances shall any Bonus be deemed earned by or payable to a Participant under this Plan with respect to any Measurement Period unless and until the Company determines the extent to which all applicable performance measures have been satisfied and the appropriate amounts of the Bonus Pools established as a result and the Participant's employer exercises its discretion to determine the amount of the Bonus, if any, to be paid to the Participant with respect to such Measurement Period. Notwithstanding anything in this Plan to the contrary, nothing in this Plan shall require, or be deemed to require, allocation or payment of the aggregate amount of the Bonus Pools with respect to any Measurement Period.

4. PAYMENT OF BONUSES. Payment of Bonuses, less withholding taxes and other applicable withholdings, shall be made only to otherwise eligible Participants who are employed on the last day of any Measurement Period. Payment of Awards under this Plan, if any, shall occur as soon as administratively possible following the last day of the Measurement Period, but no later than two and one-half months (3 months, with respect to Participants who are not U.S. taxpayers) following the end of the Measurement Period. The Company shall have the right to withhold from any Bonus payable under the Plan any and all amounts that are or may be, in the Company's reasonable judgment, owed by a Participant to the Company. Funding of Bonus payments under this Plan shall be out of the general assets of the Company or its controlled group subsidiaries. Unless otherwise determined by the Company in its sole discretion, Bonus amounts shall be paid in cash and in U.S. Dollars, provided, however, that any Bonus hereunder paid to a Participant whose normal compensation is paid in a currency other than U.S. Dollars shall be converted to such currency prior to payment, at such conversion rates and at such times as the Company may determine in its sole discretion. If the Company determines that all or any portion of any Bonus payable under the Plan shall be paid in a form other than cash, the Company shall determine in its sole discretion the terms and the conditions of any such payment.

5. ADMINISTRATION AND INTERPRETATION OF THE PLAN. The Plan Administrator shall have final discretion, responsibility, and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein, including the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Plan Administrator's interpretation and construction of the Plan and actions and decisions hereunder shall be binding and conclusive on all persons for all purposes. The expenses of administering the Plan shall be paid by the Company and shall not be charged against the Plan. The Plan Administrator's responsibilities may be exercised by Company employees who have been assigned or delegated those responsibilities by the Company. Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Sections 10 and 11.

6. PARTICIPATION IN THE PLAN. Employees of the Company or of its controlled group subsidiaries may become Participants in the Plan in accordance with Section 2.10. If an employee becomes a Participant at any time other than at the beginning of a Measurement Period, the amount of his or her Bonus may be prorated based upon the number of days during the Measurement Period that he or she is a Participant compared to the total number of days in the Measurement Period, as determined by the Company in its sole discretion.

7. TREATMENT OF BONUSES UPON RETIREMENT, DISABILITY, DEATH, LEAVE OF ABSENCE, REASSIGNMENT OR TERMINATION. A Participant who (a) Retires (b) becomes totally disabled (as defined for purposes of the Company's long-term disability plan), or (c) dies will cease to be a Participant in the Plan as of the date of such event. In such event, the Participant (or, in the case of death, the party determined in accordance with Section 12.1) may be paid a pro rata Bonus under the Plan, in the Company's sole discretion, based upon the number of days during the Measurement Period the person was a Participant in the Plan compared to the total number of days in the Measurement Period. If approved by the Company, this prorated Bonus shall be paid to the Participant (or, in the case of death, the party determined in accordance with Section 12.1) as soon as practicable after the Company determines that a Bonus is payable and the amount of the Bonus.

If a Participant is absent from work, for any reason, during any portion of a Measurement Period, the Participant may, in the Company's sole discretion, be eligible to receive a pro rated Bonus for the Measurement Period. In addition, if a Participant is excluded from participation by a decision of the Company during a Measurement Period, the Participant shall cease participation as of the date of such decision and may, in the Company's sole discretion, be eligible to receive a prorated Bonus for the Measurement Period. If approved by the Company, the calculation and payment of the prorated Bonus described in this paragraph will be made in the same manner as that of a Participant who has retired, become totally disabled, or died.

Participants who are hired, transferred or promoted into an eligible position during a Measurement Period and as a result participate in the Plan for less than the entire Measurement Period may be eligible, in the Company's sole discretion, for a prorated Bonus for the Measurement Period (assuming all other eligibility and performance requirements are otherwise satisfied). If the Company determines that a Participant is eligible for a prorated Bonus under this paragraph, the amount of the Bonus to be paid to the Participant shall be determined in the Company's sole discretion. Participants who otherwise terminate their employment with the Company or one of its controlled group subsidiaries during a Measurement Period, whether voluntarily or involuntarily, with or without cause, shall not be eligible to receive any Bonus for the Measurement Period during which their employment so terminated. Under no circumstances shall any Participant whose employment is terminated due to Misconduct be eligible for any Bonus under the Plan.

8. DEFERRAL OF BONUS PAYMENTS. A Participant may elect to defer receipt of all or any portion of any Bonus made under this Plan to a future date as provided in and subject to the terms and conditions of any deferred compensation plan of the Company.

9. AMENDMENT AND TERMINATION. The Plan Design Committee may, at its sole discretion, amend or terminate the Plan at any time with or without notice to any Participant.

10. CLAIMS PROCEDURE. Unless otherwise required by law, claims for benefits under the Plan shall be filed in writing, within 60 days after the event giving rise to a claim, with the Company's Senior Vice President, Compensation and Benefits, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such claim in the name and on behalf of the Company. A Participant's written notice of claim shall include a statement of all facts believed by the Participant to be relevant to the claim and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such claim. Written notice of the decision with respect to a claim shall be furnished the claimant within 15 days after the written notice of a claim is received by the Company's Senior Vice President, Compensation and Benefits.

11. CLAIMS REVIEW PROCEDURE. Any Participant, former Participant, or beneficiary of either who has been denied a claim under Section 10 hereof shall be entitled, upon written request, to a review of his or her denied claim. Such request, together with a written statement of the claimant's position, shall be filed no later than 5 days after receipt of the written notification provided for in Section 10, and shall be filed with the Company's Senior Vice President, Compensation and Benefits, who shall promptly inform the Plan Administrator and forward all such material to the Plan Administrator for its review. The Plan Administrator may meet in person or by telephone to review any such denied claim. The Plan Administrator shall make its decision, in writing, within 90 days after its receipt of the claimant's request for review. The Plan Administrator's decision shall be final and binding on all parties.

12. MISCELLANEOUS.

12.1 ASSIGNABILITY. A Participant's right and interest under the Plan may not be assigned or transferred, except in the event of the Participant's death, in which event such right and interest shall be transferred to his or her designated beneficiary, or in the absence of a designation of beneficiary, by will or in accordance with the laws of descent and distribution of the state of the Participant's principal residence at the time of death.

12.2 EMPLOYMENT NOT GUARANTEED. Participation in the Plan does not impair or limit the Company's right to transfer, promote, or demote, or terminate the employment of any Participant at any time. This Plan is not intended to and does not create a contract of employment in any manner. Employment with the Company and its controlled group subsidiaries is at-will. Nothing in this Plan changes or should be construed as changing that at-will relationship.

12.3 TAXES. The Company shall deduct from all payments made under this Plan all applicable federal, state, or local taxes required by law to be withheld. Participants may, upon written request to the Company, request additional amounts to be withheld from any Bonus. This Plan is intended to comply with the short-term deferral provisions of Internal Revenue Code Section 409A and related regulations and shall be interpreted consistent therewith.

12.4 CONSTRUCTION, JURISDICTION, AND VENUE. The Plan shall be construed according to the laws of the state of Colorado. In the event any lawsuit or legal action is brought by any party, person, or entity regarding this Plan, benefits hereunder, or any related issue, such action or suit may be brought only in a state or federal court of competent jurisdiction in the state of Colorado. In the event any provision of this Plan is held invalid or unenforceable by a competent authority or court of law, such provision shall be null and void, of no effect, but all other provisions of the Plan shall remain valid and fully enforceable.

12.5 FORM OF COMMUNICATION. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Plan Administrator or the Company shall be made in writing and in such form as the Plan Administrator may prescribe. Such communication shall be effective upon receipt by the Company's Senior Vice President, Compensation and Benefits, at First Data Corporation, 6200 S. Quebec Street, Greenwood Village, CO 80111.

13. EFFECTIVE DATE. The Plan shall become effective on January 1, 2009.